Exhibit 99.1

PRESS RELEASE

For Immediate Release	April 1, 2013
For Further Information:	Tim O’Dell, CEO
Phone: 330.576.1900 Fax: 330.666.7959

CENTRAL FEDERAL CORPORATION ANNOUNCES APPOINTMENT OF NEW CFO

Fairlawn, Ohio – April 1, 2013 – Central Federal Corporation (Nasdaq: CFBK), the parent company of CFBank, today announced the appointment of John W. Helmsdoerfer Jr. as Chief Financial Officer, Executive Vice President and Treasurer of the Central Federal Corporation and CFBank.

Mr. Helmsdoerfer has been engaged in the financial industry for over 30 years since graduating Cum Laude from Miami University in 1980. He is also a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and Ohio Society of CPA’s.

Mr. Helmsdoerfer brings to CFBank a successful track record of managing growth, being a key player in mergers and acquisitions, and in achieving productivity improvements.

Tim O’Dell, CEO, added, “We are enthused to have John Helmsdoerfer join CFBank and Central Federal Corporation. John has deep financial services experience and background, which will enable him to be a strong contributor to the growth and expansion of CFBank and Central Federal Corporation. John’s business background and business connections will be an asset in helping us to ensure the success and profitable growth of CFBank.”

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank is a full service business bank, along with being an active residential mortgage lender, in addition to providing consumer deposit and loan products and services. We serve the NE and Central Ohio markets through our offices in Fairlawn and Worthington, Ohio. In addition, we have full service banking offices in Calcutta and Wellsville, Ohio, which are located in what is considered the Utica Shale investment corridor. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com.

Forward-Looking Information:

Statements in this release that are not statements of historical fact are forward-looking statements. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable. We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. The forward-looking statements included in this release speak only as of the date they are made. We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.